Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

     Fidelity National Information Solutions, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

     1. The name of the Corporation is Fidelity National Information Solutions, Inc. Fidelity National Information Solutions, Inc. was originally incorporated under the name of VISTA Information Solutions, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 2, 1998. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 24, 2000 and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2001.

     2. The terms and provisions of this Amended and Restated Certificate of Incorporation were duly approved and adopted by the required vote of the directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. The Amended and Restated Certificate of Incorporation as amended or supplemented heretofore is further amended and restated hereby to read as herein set forth in full.

     4. This Amended and Restated Certificate of Incorporation shall be effective on July 11, 2002.

FIRST:	The name of the Corporation is Fidelity National Information Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”)

SECOND:	The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:	The shares of capital stock of the Corporation shall be subject to the following:

     1. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated respectively “Preferred Stock” and “Common Stock.” The total number of shares of Common Stock authorized is Two Hundred Million (200,000,000), each with the par value of $.001 per share, and the total number of shares of Preferred Stock authorized is Two Million (2,000,000), each with the par value of $.001 per share.

     2. Preferred Stock. The Preferred Stock may be issued in from time to time in one or more series. The Board of Directors of this Corporation, by resolutions duly adopted by the affirmative vote of no fewer than two-thirds of its members, is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series (including series subsequently designated by the Board of Directors) shall be decreased, the shares constituting such decrease shall resume the status of authorized shares of Preferred Stock without designation as to series. The number of shares constituting a series and the relative powers, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon the shares of series of Preferred Stock authorized by resolution of the Board of Directors shall be set forth in Certificates of Designation filed with the Secretary of State of Delaware.

FIFTH:	The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

SIXTH:	Subject to the rights of any holders of Preferred Stock, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation or other reason (other than removal from office for cause by a vote of the stockholder) may be filled by a majority vote of the Directors then in office, though less than a quorum. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancies created as a result of removal by the stockholders of one or more directors for cause shall be filled by a vote of the stockholders.

SEVENTH:	The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the tine of such repeal or modification.

NINTH:	The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on July 11, 2002.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC

By:	/s/ Joseph E. Root Joseph E. Root Senior Vice President General Counsel Corporate Secretary

ATTEST:

/s/ Fernando Velez, Jr. Fernando Velez, Jr. Vice President Assistant Corporate Secretary

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